Exhibit 21

DILIGENT BOARD MEMBER SERVICES, INC. AND SUBSIDIARIES (AND JURISDICTION OF ORGANIZATION)

DILIGENT BOARD MEMBER SERVICES, INC. (Delaware)

Diligent Boardbooks Limited (United Kingdom)

Diligent Board Member Services NZ Ltd (New Zealand)

APAC Board Services PTE. Ltd. (Singapore)

Diligent Board Services Australia PTY Ltd. (Australia)

Diligent APAC Limited (Hong Kong)